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Exhibit 23.4
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                    [Goldstein Golub Kessler LLP Letterhead]



INDEPENDENT AUDITOR'S CONSENT




To the Board of Directors
Wentworth III, Inc.


We hereby consent to the use in the Prospectus constituting part of Post Effective Amendment No. 3 to the Registration Statement on Form SB-2 of our report dated May 24, 2002 on the financial statements of Wentworth III, Inc. as of December 31, 2001 and for the period from March 7, 2001 (date of inception) to December 31, 2001, which appears in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.



GOLDSTEIN GOLUB KESSLER LLP
New York, New York

June 10, 2003



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